UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2006

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

567 San Nicholas Drive, Suite 360 Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 719-2200

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

This Current Report on Form 8-K/A amends and restates Item 9.01 of the Current Report on Form 8-K filed by The TriZetto Group, Inc. (“TriZetto”) with the Securities and Exchange Commission (“SEC”) on December 29, 2006. Item 9.01 has been amended by removing subsections (a) and (b) thereof because financial statements are not required to be filed.

Item 2.01 — Completion of Acquisition or Disposition of Assets

On December 22, 2006, TriZetto completed its acquisition of Plan Data Management, Inc., a New York corporation (“PDM”), pursuant to the terms of a previously announced Agreement and Plan of Merger (the “Merger Agreement”). As a result of the acquisition, PDM Acquisition Corp, a New York corporation and wholly owned subsidiary of TriZetto was merged with and into PDM and PDM became a wholly owned subsidiary of TriZetto.

Under the Merger Agreement, TriZetto will pay to PDM securityholders (i) an aggregate payment of sixteen million dollars ($16,000,000) promptly following the closing date (the “Closing Payment”), and (ii) aggregate payments of up to five million dollars ($5,000,000) on or before June 30, 2007, five million dollars ($5,000,000) on or before December 31, 2008, and eight million dollars ($8,000,000) on or before December 31, 2009, each subject to reduction if certain revenue thresholds are not satisfied during the applicable measurement period. Additional contingent consideration may be paid on June 30, 2009 if certain revenue thresholds are satisfied; provided, that in no event will the aggregate consideration of all payments exceed forty-two million dollars ($42,000,000). The merger consideration is also subject to adjustment based upon minimum cash and working capital balances. It is expected that fifty percent (50%) of each payment will be made in cash and fifty percent (50%) will be paid in shares of TriZetto common stock.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the text of the Merger Agreement, which is attached hereto as Exhibit 2.1.

Item 3.02 — Unregistered Sales of Equity Securities

The information set forth in Item 2.01 of this Form 8-K with respect to the issuance of shares of TriZetto’s common stock is incorporated by reference into this Item 3.02. Pursuant to the Merger Agreement, 491,381 shares of TriZetto common stock are issuable in connection with the Closing Payment, based upon a per share value of $16.28. Assuming the same per share value and prior to any adjustments that may be required under the Merger Agreement, TriZetto may issue up to approximately 798,525 shares of common stock in connection with subsequent payments that may become due under the Merger Agreement.

In connection with the issuance of shares to PDM securityholders, TriZetto is relying upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. Each PDM securityholder has represented, or prior to the receipt of shares will represent, to TriZetto that such securityholder is an “accredited investor,” as such term is defined in Regulation D, or has the requisite knowledge and experience in financial and business matters. In addition, each PDM securityholder has had access to information concerning TriZetto and is acquiring the securities for such securityholder’s own account and not with a view to the distribution thereof.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of October 26, 2006, by and among The TriZetto Group, Inc., a Delaware corporation, PDM Acquisition Corp., a New York corporation, Plan Data Management, Inc., a New York corporation, and the Representative named therein (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by TriZetto with the SEC on December 29, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: January 16, 2007	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of October 26, 2006, by and among The TriZetto Group, Inc., a Delaware corporation, PDM Acquisition Corp., a New York corporation, Plan Data Management, Inc., a New York corporation, and the Representative named therein (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by TriZetto with the SEC on December 29, 2006).